Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2018 RESULTS

COLUMBUS, Ohio - May 9, 2018 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding” or the “Company”) today announced results for the first quarter ended March 31, 2018.

“The Company recorded strong sales growth compared to the same period of last year driven by the first quarter 2018 acquisition of Horizon Plastics International, Inc. (“Horizon Plastics”), increased demand from North American heavy-duty truck customers and higher tooling sales,” said Kevin Barnett, President and Chief Executive Officer. “Net sales, including Horizon Plastics net sales of $14.7 million, increased $26.3 million or 72% compared to the first quarter of 2017. Excluding Horizon Plastics, net sales increased 32%. Supporting our strategic objectives, Horizon Plastics expands our process and material offerings and increases the number of end markets we serve. As a result of the acquisition, for the first time in Core Molding’s history, our non-truck sales represent approximately one-half of our total sales.”

First Quarter 2018 Compared to First Quarter 2017:

•	Net sales were $63.0 million compared to $36.7 million.

•	Product sales were $59.7 million compared to $36.3 million.

•	Gross margin was 12.5% compared to 17.7%.

•	Selling, general and administrative expense were $6.8 million compared to $3.9 million.

•	Operating income was $1.1 million compared to $2.6 million.

•	Net income was $0.5 million, or $0.07 per diluted share, compared with $1.7 million, or $0.22 per diluted share.

First quarter 2018 gross margin of 12.5% was lower than prior year’s gross margin of 17.7%. The Company continued to see pressure on gross margin, primarily due to higher raw material and labor costs and increased manufacturing inefficiencies. Raw material cost increases have continued across multiple commodities and multiple vendors, driven primarily by underlying cost pressures while labor costs have increased due to tightening labor market conditions. The rapid ramp up in demand by our customers and the launch of multiple new business programs has caused manufacturing inefficiencies, including hiring, training, overtime, contract labor and premium freight costs. Selling, general and administrative expenses increased $2.9 million compared to 2017, primarily due to the Horizon Plastics acquisition. As a result of the acquisition, the Company incurred one-time acquisition transaction costs and will have ongoing operating costs of the new entity along with the amortization costs of the intangible assets acquired.

The one-time acquisition transaction costs negatively impacted net income by $0.9 million ($1.3 million pre-tax), or $0.12 per share. Excluding the one-time costs, the Company’s net income would have been $1.4 million, or $0.19 per share. The Horizon Plastics acquisition, excluding one-time transaction costs, contributed earnings per share for the quarter of $0.07.

Exhibit 99.1

Financial Position at March 31, 2018:

•	Cash and cash equivalents of $2.6 million.

•	Total assets of $195.1 million.

•	Total debt of $54.5 million.

•	Stockholders’ equity of $104.0 million.

Outlook
Barnett stated, “Looking ahead to the remainder of 2018, we expect continued sales growth due to the acquisition of Horizon Plastics and further increases in certain key markets. Although the North American heavy-duty truck market is a smaller percent of net sales than in the past, the market remains our largest. Industry analysts are projecting 2018 heavy-duty truck productions levels to be 28% higher than 2017 which should have a positive impact on the Company’s 2018 net sales. We anticipate that raw material costs will remain elevated throughout the year. We also expect that tight labor conditions will continue to put pressure on wages and incremental hiring. Our primary focus is on improving our manufacturing inefficiencies associated with the ramp up in volumes and the multiple new program launches. We are highly committed to mitigating the effects of these costs and improving gross margin as the year progresses.”

Barnett concluded, “We are seeing significant top-line growth as a result of our recent acquisition and strong organic growth from existing customers including multiple new program launches. We are excited that we have positioned the company with a broad offering of capabilities and look forward to working with our diverse customer base to meet their growing needs. With the Horizon Plastics acquisition, we anticipate annual revenues for the first time in the Company’s history to exceed $200 million in 2018. Although we are currently experiencing operational challenges related to our strong sales growth, we expect to work through these challenges and remain optimistic in our ability to deliver long-term financial performance consistent with our historical levels.”

Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.05 per share payable on May 31, 2018 to shareholders of record on May 22, 2018.

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,”

Exhibit 99.1

“anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the recent acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2017 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended
	March 31,
	2018	2017
Net sales:
Products	$59,712	$36,336
Tooling	3,334	410
Total net sales	63,046	36,746

Total cost of sales	55,161	30,267

Gross margin	7,885	6,479

Total selling, general and administrative expense	6,760	3,925

Operating Income	1,125	2,554

Other income and expense
Interest expense	449	64
Net periodic post-retirement benefit cost	(12)	(12)
Total other income and expense	437	52

Income before income taxes	688	2,502

Income tax expense	170	814

Net income	$518	$1,688

Net income per common share:
Basic	$0.07	$0.22
Diluted	$0.07	$0.22
Weighted average shares outstanding:
Basic	7,711	7,652
Diluted	7,800	7,708

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 3/31/2018	As of 12/31/2017
Assets:
Cash	$2,582	$26,780
Accounts Receivable, net	41,273	19,846
Inventories, net	20,018	13,459
Other Current Assets	7,090	4,870
Property, Plant and Equipment, net	81,475	68,631
Goodwill and Intangibles, net	40,586	2,916
Other Long-term Assets	2,075	2,076
Total Assets	$195,099	$138,578

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$14,230	$3,000
Accounts Payable	18,035	13,850
Compensation and Related Benefits	5,363	3,524
Accrued Liabilities and Other	3,827	3,116
Long-Term Debt	40,239	3,750
Deferred Tax Liability	395	395
Post Retirement Benefits Liability	9,049	9,050
Stockholders' Equity	103,961	101,893
Total Liabilities and Stockholders' Equity	$195,099	$138,578